Exhibit 99.B(h)(4)(b)

FIRST AMENDMENT TO THE FUND PARTICIPATION AGREEMENT BETWEEN NATIONWIDE AND VICTORY

THIS AMENDMENT to the Fund Participation Agreement (“Agreement”), dated  June  30,  1999, by and between Nationwide Life Insurance Company and/or Nationwide Life and Annuity Insurance Company (separately or collectively “Nationwide), Victory Capital  Management  Inc. (“VCM”), the current adviser to the Funds and the successor in interest to Key Asset Management Inc., The Victory Variable Insurance Funds, an unincorporated business trust organized under the laws of the state of Delaware, on behalf of the mutual funds listed on Exhibit A (the “Funds”) and Victory Capital Advisers, Inc. (“Distributor”) the current Distributor of the Funds and the successor in interest to BISYS Fund Services Limited Partnership (“BISYS”), is effective as of November 1, 2007.

WHEREAS, pursuant to Section 22, the parties now desire to amend said Agreement in the manner hereinafter set forth; and

WHEREAS, any defined term(s) set forth in this amendment shall have the same meaning as set forth in the Agreement, unless they are changed by this Amendment.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

1.             The term “Victory Capital Management Inc.” or “VCM,” as applicable, shall replace all references to Key Asset Management Inc. or Key throughout the Agreement.

2.             The term “Victory Capital Advisers, Inc.” or “Distributor,” as applicable, shall replace all references to BISYS Fund Services Limited Partnership or BISYS  throughout the Agreement

3.              Section 9(h) is hereby deleted in its entirety and replaced with the following text “upon assignment of this Agreement as defined under the 1940 Act, unless such assignment is made with the written consent of each other party. A reorganization of VCM shall not be considered an assignment under this Agreement so long as primary management of the Funds does not change and VCM (or its successor) remains a direct or indirect subsidiary of KeyCorp. Also, for the purposes of this Agreement, the transfer of ownership of the Distributor to KeyCorp will not be considered an assignment; and”

4.              Exhibit A is hereby deleted in its entirety and replaced by new Exhibit A attached hereto.

5.              Except as specifically set forth in this Amendment, all other provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and the Agreement, this Amendment shall control.

IN WITNESS THEREOF, the parties have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first written above.

NATIONWIDE LIFE INSURANCE COMPANY,
NATIONWIDE LIFE AND ANNUITY
INSURANCE COMPANY

/s/ C. Edwin Kiley
By:	C. Edwin Kiley
Title:	AVP

VICTORY VARIABLE INSURANCE FUNDS

/s/ Chris Dyer
By:	Chris Dyer
Title:	Secretary

VICTORY CAPITAL ADVISERS, INC.

/s/ Michael Policarpo
By:	Michael Policarpo
Title:	President

VICTORY CAPITAL MANAGEMENT INC.

/s/ Michael Policarpo
By:	Michael Policarpo
Title:	Managing Director

EXHIBIT A

This Exhibit corresponds to the Fund Participation Agreement dated June 30, 1999.

Variable Accounts of Nationwide	Corresponding Nationwide Contracts	Corresponding Funds
Nationwide Variable Account - 9	Modified Single Deferred Premium Variable Annuity Contracts (The Best of America®-America’s Choice, The Best of America® - Future)	The Victory Variable Insurance Funds • Diversified Stock Fund - Class A
Nationwide Variable Account- 2	Modified Single Deferred Premium Variable Annuity Contracts (The Best of America® - All American Gold)	The Victory Variable Insurance Funds • Diversified Stock Fund - Class A